*090201*
ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

	Filed in the office of	Document Number
20120843545-14
Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)	Ross Miller Secretary of State	Filing Date and Time 12/14/2012 2:40 PM
	State of Nevada	Entity Number
E0525172011-0

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.	Name of corporation:

Allied Technologies Group, Inc.

2.	The articles have been amended as follows: (provide article numbers, if available)

1. The name of the corporation is: Trio Resources, Inc.

3. The corporation is authorized to issue 400,000,000 shares, par value $0.001 per share.

Upon the date of this Certificate of Amendment to the Articles of Incorporation becomes effective in accordance with the Nevada Revised Statutes, each issued and outstanding share of the common stock of the Corporation, par value $0.001 per share as of the designated record date shall be automatically surrendered and converted into one hundred (100) shares of the common stock of the Corporation, par value $0.001 per share.

3.    The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

4.	Effective date and time of filing: (optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)

5.	Signature: (required)

X
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After Revised: 8-31-11

NEVADA STATE BUSINESS LICENSE TRIO RESOURCES, INC. Nevada Business Identification # NV20111607924 Expiration Date: September 30, 2013 In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada. This license shall be considered valid until the expiration date listed above unless suspended or revoked in accordance with Title 7 of Nevada Revised Statutes. IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on December 17, 2012 ROSS MILLER Secretary of State This document is not transferable and is not issued in lieu of any locally-required business license, permit or registration. Please Post in a Conspicuous Location You may verify this Nevada State Business License online at www.nvsos.gov under the Nevada Business Search.